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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                             (Amendment No. _____)*



                     Allied Riser Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    019496108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 3, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]    Rule 13d-1(b)

         [x]    Rule 13d-1(c)

         [_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Goldman, Sachs & Co.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        4,636,325
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       4,636,325
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,636,325
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     BD/PN/IA
--------------------------------------------------------------------------------


                               Page 2 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        4,636,325
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       4,636,325
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,636,325
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC/CO
--------------------------------------------------------------------------------


                               Page 3 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Whitehall Street Real Estate Limited Partnership XI
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        1,743,654
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       1,743,654
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,743,654
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 4 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GS Capital Partners III, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        1,319,896
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       1,319,896
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,319,896
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 5 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GS Capital Partners III Offshore, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        362,794
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       362,794
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     362,794
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 6 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GS Capital Partners III Germany Civil Law Partnership (with limitation of liability
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Germany
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        60,962
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       60,962
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     60,962
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 7 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     WH Advisors, L.L.C. XI
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delware
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        1,743,654
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       1,743,654
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,743,654
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------


                               Page 8 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GS Advisors III, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        1,319,896
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       1,319,896
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,319,896
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 9 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GS Advisors III (Cayman), L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        362,794
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       362,794
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     362,794
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 10 of 16 pages

-------------------------
CUSIP NO. 019496108
-------------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Goldman, Sachs & Co. oHG
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Germany
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       0
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY        60,962
     OWNED BY      -------------------------------------------------------------
       EACH        7.  SOLE DISPOSITIVE POWER
     REPORTING         0
       PERSON      -------------------------------------------------------------
        WITH:      8.  SHARED DISPOSITIVE POWER
                       60,962
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     60,962
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 11 of 16 pages

ITEM 1.

     (a)  Name of Issuer:
          Allied Riser Communications Corporation

     (b)  Address of Issuer's Principal Executive Offices:
          1700 Pacific Avenue, Suite 400
          Dallas, Texas 75201

ITEM 2.
    (a)   Name of Person Filing:
          Goldman, Sachs & Co., The Goldman Sachs Group, Inc., Whitehall Street Real Estate Limited Partnership XI, GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., GS Capital Partners III Germany Civil Law Partnership (with limitation of liability), WH Advisors, L.L.C. XI, GS Advisors III, L.P., GS Advisors III (Cayman), L.P. and Goldman, Sachs & Co. oHG.

     (b)  Address of Principal Business Office or, if none, Residence:
          for Goldman, Sachs & Co., The Goldman Sachs Group, Inc., Whitehall Street Real Estate Limited Partnership XI, GS Capital Partners III, L.P., WH Advisors, L.L.C. XI and GS Advisors III, L.P.:
              85 Broad Street, New York, NY 10004
          for GS Capital Partners III Offshore, L.P. and GS Advisors III
            (Cayman), L.P.:
              c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands for GS Capital Partners III Germany Civil Law Partnership and
              Goldman, Sachs & Co. oHG:
              MesseTurm, 60308 Frankfurt am Main, Germany

     (c)  Citizenship:
          Goldman, Sachs & Co. - New York
          The Goldman Sachs Group, Inc. - Delaware
          Whitehall Street Real Estate Limited Partnership XI - Delaware GS Capital Partners III, L.P. - Delaware
          GS Capital Partners III Offshore, L.P. - Cayman Islands
          GS Capital Partners III Germany Civil Law Partnership - Germany WH Advisors, L.L.C. XI - Delaware
          GS Advisors III, L.P. - Delaware
          GS Advisors III (Cayman), L.P. - Cayman Islands
          Goldman, Sachs & Co. oHG - Germany

(d)  Title of Class of Securities:
     Common Stock, $0.0001 par value

(e)  CUSIP Number:
     019496108

ITEM 3.  Not applicable. This Schedule 13G is filed pursuant to Rule 13d-1(c).


                              Page 12 of 16 pages

ITEM 4.  OWNERSHIP.*
     (a)  Amount beneficially owned:
          See the responses to Item 9 on the attached cover pages.

     (b)  Percent of class:
          See the responses to Item 11 on the attached cover pages.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:
                See the responses to Item 5 on the attached cover pages.

          (ii)  Shared power to vote or to direct the vote:
                See the responses to Item 6 on the attached cover pages.

          (iii) Sole power to dispose or to direct the disposition of:
                See the responses to Item 7 on the attached cover pages.

          (iv)  Shared power to dispose or to direct the disposition of:
                See the responses to Item 8 on the attached cover pages.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     See Exhibit (99.2)

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.




----------

* The Goldman Sachs Group, Inc. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.


                              Page 13 of 16 pages

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                              Page 14 of 16 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 12, 1999


Goldman, Sachs & Co.

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


The Goldman Sachs Group, Inc.

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


Whitehall Street Real Estate Limited
Partnership XI

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


GS Capital Partners III, L.P.

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


GS Capital Partners III Offshore, L.P.

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


GS Capital Partners III Germany Civil Law
Partnership (with limitation of liability)

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


                              Page 15 of 16 pages

WH Advisors, L.L.C. XI

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


GS Advisors III, L.P.

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


GS Advisors III (Cayman), L.P.

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


Goldman, Sachs & Co. oHG

By:  /s/ Hans L. Reich
     -------------------------
     Name:  Hans L. Reich
     Title:  Attorney-in-fact


                              Page 16 of 16 pages

                                INDEX TO EXHIBITS

Exhibit No.          Exhibit
-----------          --------

99.1 Joint Filing Agreement, dated November 12, 1999, among The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Whitehall Street Real Estate Limited Partnership XI, GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., GS Capital Partners III Germany Civil Law Partnership (with limitation of liability), WH Advisors, L.L.C. XI, GS Advisors III, L.P., GS Advisors III (Cayman), L.P. and Goldman, Sachs & Co. oHG.

99.2                 Item 7 Information.

99.3                 Power of Attorney, dated December 21, 1998, relating to
                     Goldman, Sachs & Co.

99.4 Power of Attorney, dated May 7, 1999, relating to The Goldman Sachs Group, Inc.

99.5 Power of Attorney, dated February 3, 1999, relating to Whitehall Street Real Estate Limited Partnership XI.

99.6 Power of Attorney, dated September 22, 1999, relating to GS Capital Partners III, L.P.

99.7 Power of Attorney, dated September 22, 1999, relating to GS Capital Partners III Offshore, L.P.

99.8 Power of Attorney, dated October 7, 1999, relating to GS Capital Partners III Germany Civil Law Partnership (with limitation of liability).

99.9 Power of Attorney, dated February 3, 1999, relating to WH Advisors, L.L.C. XI.

99.10 Power of Attorney, dated September 22, 1999, relating to GS Advisors III, L.P.

99.11 Power of Attorney, dated September 22, 1999, relating to GS Advisors III (Cayman), L.P.

99.12                Power of Attorney, dated May 26, 1999, relating to Goldman,
                     Sachs & Co. oHG.